Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEI GLOBAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	27-3429931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

GEI Global Energy Corp.
2014 Employee and Consultant Stock Compensation Plan
(Full title of the plan)

K. Joel Berry, Chief Executive Officer
6060 Covered Wagons Trail
Flint, Michigan 48532
(Name and address of agent for service)

(810) 610-2816
(Telephone number, including area code, of agent for service)

Copies to:

Nathan D. Simmons, Esq.
Simmons Legal Services, LLC
2710 South Algonquian Street, Suite 107
Aurora, Colorado 80016
(303) 818-1573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	40,000,000 Shares((1)	$.23	$9,200,000	$1,184.96

(1) Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.

(2) Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the last average of the high and low bid prices of the Common Stock as of January 24, 2014, as reported on the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

 Effective January 27, 2014, GEI Global Energy Corp. (the “Company”) adopted its 2014 Employee and Consultant Stock Compensation Plan (the “Plan”).  The number of shares of common stock of the Company that are available for issuance under the Plan are 40,000,000 shares of the Company’s Common Stock, $0.001 par value.  This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 40,000,000 shares of the Company’s Common Stock issuable under the Plan.

 The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).   Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information

 The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Written request should be made to Investor Relations at GEI Global Energy Corp., at 6060 Covered Wagons Trail, Flint, Michigan 48532.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.
The Company’s Current Report on Form 8-K, filed on August 21, 2013, including disclosures concerning the Company’s acquisition of 100% of the outstanding shares of capital stock of Global Energy Innovations, Inc., as amended by Amendments No. 1, 2 and 3, filed on September 6, October 28 and December 27, 2013, respectively, in particular with reference (in each such amendment) to the “Form 10 Disclosure,” included in and as described in each such amendment.

2.	Annual Report on Form 10-K for the fiscal year ended October 31, 2012, filed on February 13, 2013, and Amendment No. 1 thereto, filed February 16, 2013.

3.
The Company’s Quarterly Reports, for the quarter ended January 31, 2013, as filed on March 14, 2013; for the quarter ended April 30, 2013, as filed on June 19, 2013, and Amendment No. 1 thereto as filed on August 7, 2013; and for the quarter ended July 31, 2013, as filed on September 23, 2013.

4.
The Company’s Current Reports on Form 8-K, filed on July 31, 2013; August 14, 2013; August 21, 2013 (also set forth in item 1 above) August 28, 2013 (and with Amendments 1, 2 and 3, filed on September 6, October 28 and December 27, 2013, respectively, also set forth in item 1 above); September 23, 2013; October 11, 2013; December 17, 2013; December 23, 2013; and January 15, 2014.

5.	The description of the Company’s stock as set forth in its Form 8-K/A, filed on December 27, 2013, containing the information that would be required on a Registration Statement on 10.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

 Not applicable

Item 5.    Interests of Named Experts and Counsel.

 Not applicable.

Item 6.    Indemnification of Directors and Officers.

 Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

 The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

 Not Applicable.

Item 8.    Exhibits.

4.1	GEI Global Energy Corp. 2014 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of Manning Elliott, LLP, Chartered Accountants
23.2	Consent of De Joya Griffith, LLC, Independent Registered Public Accounts
23.3	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Flint, Michigan, on this 27th day of January 2014

GEI GLOBAL ENERGY CORP.

By:	/s/ K. Joel Berry
K. Joel Berry
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors  and officers of GEI Global Energy Corp., hereby constitute and appoint K. Joel Berry, with full power to act with full power of substitution and re-substitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or any duly authorized substitute of such person, shall lawfully do or cause to be done by virtue thereof.

[Signature page follows.]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. Joel Berry	Chief Executive Officer and Chairman of Board of Directors (Principal Executive Officer and Principal Accounting and Financial Officer)	January 27, 2014
K. Joel Berry

/s/ Dave Namenye	Director	January 27, 2014
Dave Namenye

EXHIBIT INDEX

4.1	GEI Global Energy Corp. 2014 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of Manning Elliott, LLP, Chartered Accountants
23.2	Consent of De Joya Griffith, LLC, Independent Registered Public Accounts
23.3	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)